Exhibit 99.1

DecisionPoint Announces Reverse Merger Agreement with Copernic

Merged Company to Apply for Nasdaq Capital Market Listing

FOOTHILL RANCH, CA -- (Marketwire – October 20, 2010) -- DecisionPoint Systems, Inc. (OTCBB: DNPI), a leading provider of Enterprise Mobility and RFID solutions, today announced a merger agreement with Comamtech, the successor company of Copernic, Inc. (NasdaqCM:CNIC). Copernic has entered various agreements to divest all of its operating businesses, resulting in $3.5 million cash and installment payments due of $5.4 million, or a total of $8.9 million of mainly cash and receivables which will be transferred into Comamtech; and currently outstanding shares of Copernic will be exchanged one-for-one for new publicly traded shares in Comamtech.

After the merger, the resulting legal entity will be named DecisionPoint Systems, Inc. and it is intended that the merged company will apply to have its common stock listed on the Nasdaq Capital Market. The entire management team of DecisionPoint will become the management team of the merged company, with CEO Nicholas Toms assuming the Chairman, President, and CEO positions of the merged company and CFO Donald Rowley assuming the CFO position of the merged company. DecisionPoint will appoint 5 members to the Board of Directors, including the CEO and CFO plus 3 independent directors. Copernic will appoint 2 directors, Marc Ferland, the current Copernic and Comamtech CEO and Larry Yelin, a Director of Copernic.

Terms of the agreement call for Comamtech to acquire all of the outstanding common shares of DecisionPoint at an exchange ratio of 1 Comamtech share for every 8 DecisionPoint outstanding common shares held by shareholders as of September 30, 2010, for a total issuance of approximately 4.2 million common shares. Outstanding warrants, options and preferred shares will be converted at the same ratio. The merged company is anticipated to have approximately 6.3 million basic common shares outstanding and 7.4 million fully diluted shares outstanding. DecisionPoint shareholders are expected to retain approximately 70.6% of the new company’s outstanding shares on a fully diluted basis. The transaction is intended to be a tax free exchange for Federal income tax purposes. Subject to shareholder approval of both companies as well as other customary closing conditions and regulatory approvals, the transaction is expected to close during the fourth quarter.

The merged company is expected to have a stronger balance sheet.  On a projected pro forma combined basis,  Comamtech and DecisionPoint’s balance sheet at September 30, 2010, is expected to have cash of approximately $2.5 million net of expenses with an additional $1.0 million collectible in 60 days from the closing, current assets of $24.0 million, stockholders equity of $3.4 million, total assets of over $30.0 million and $6.0 million of debt including $4.0 million under the Company’s revolving credit facility. In addition, adjusted working capital will be a net $4.5 million.  All amounts are approximate and after deducting estimated transaction expenses.

“This is a great transaction for the shareholders of DecisionPoint and Copernic,” said Nicholas Toms, Chief Executive Officer of DecisionPoint. “It will strengthen the financial foundation of DecisionPoint as well as provide the company with an improved platform to execute on our strategy of complementing organic growth with select acquisitions. From a Copernic shareholder’s point of view, this allows Copernic to leverage its balance sheet reflected in its approximate $4.25 book value per share into a growing mobile technology company with increasing revenues in the burgeoning enterprise mobility space. DecisionPoint’s marquee list of major customers include such household names as Aramark, Avis, Carefusion, Pitney Bowes, G4 Security, the US Air Force, Williams Sonoma, Tiffany’s, Christies, Liz Claiborne, Nike, Celgene, Polo Shops, and Aeropostale, among others.”

About DecisionPoint Systems, Inc.

DecisionPoint Systems, Inc. (OTCBB: DNPI) delivers improved productivity and operational advantages to its clients by helping them move their business decision points closer to their customers.  They do this by making enterprise software applications accessible to the front-line worker anytime, anywhere.  DecisionPoint utilizes all the latest wireless, mobility, and RFID technologies.  For more information on DecisionPoint Systems visit http://www.decisionpt.com/news.php.

Under The Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause a company's actual results, performance and achievement in the future to differ materially from forecasted results, performance, and achievement. These risks and uncertainties are described in the Company's periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectation.

Company Contact:

Nicholas R. Toms – NJ Office

Chief Executive Officer

T: 973-290-0100 ext 110

ntoms@decisionpt.com

Investor Relations Contact:

Stephanie Prince/Jody Burfening

Lippert/Heilshorn & Associates

T: 212-838-3777

sprince@lhai.com